Exhibit 99.1
Contact:
Alwin Tan
Chief Executive Officer
China Healthcare Acquisition Corp.
(626) 568-9924
FOR IMMEDIATE RELEASE
CHINA HEALTHCARE ACQUISITION CORP.’S
SECURITIES TO COMMENCE SEPARATE TRADING
     Pasadena, California, May 23, 2007 — China Healthcare Acquisition Corp. (AMEX: CHM.U) announced today that Ferris, Baker Watts, Incorporated, the lead underwriter for the Company’s initial public offering of units which closed on April 25, 2007, has notified the Company that separate trading of the common stock and warrants underlying the units would commence on or about May 29, 2007. The common stock and warrants will be quoted on the AMEX under the symbols CHM and CHM.WS, respectively. Ferris, Baker Watts, Incorporated acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from Ferris, Baker Watts, Incorporated, 100 Light Street, 8th Floor, Baltimore, MD 21202.
     About China Healthcare Acquisition Corp. China Healthcare Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. The Company intends to focus its efforts on acquiring an operating business in the healthcare services sector headquartered in China, but its efforts in identifying a prospective target business will not be limited to a particular industry.